Exhibit (g)(2)

FORM OF INVESTMENT SUBADVISORY AGREEMENT

This INVESTMENT SUBADVISORY AGREEMENT (“Agreement”) is made this [ ] day of [ ], by and between Global X Management Company LLC, a Delaware limited liability company (the “Adviser”), and Mirae Asset Global Investments (USA) LLC, a Delaware limited liability company (the “Subadviser”).

WHEREAS, the Adviser has been retained by Global X Venture Fund (the “Fund”), a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) that is operating as an interval fund to provide investment advisory and management services to the Fund;

WHEREAS, the Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser wishes to engage the Subadviser to provide certain investment advisory services to the Fund and the Subadviser is willing to furnish such services on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. In accordance with and subject to the Investment Management Agreement between the Fund and the Adviser (the “Advisory Agreement”), the Adviser hereby appoints the Subadviser to act as Subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. The Adviser shall cause the Subadviser to be kept fully informed at all times with regard to the assets owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Adviser shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

3. (a) Subject to the supervision of the Fund’s Board of Trustees (the “Board”) and the Adviser, the Subadviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Subadviser by the Adviser (or an affiliate of the Adviser that serves as an investment adviser or subadviser to the Fund) from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Subadviser shall, with respect to the Allocated Assets, determine in its discretion from time to time what securities and other investments will be purchased, including, as permitted in accordance with this paragraph, unregistered investment funds, holding vehicles or other investment vehicles (“Portfolio Funds”), and direct or indirect (through special purpose vehicles or other entities) equity or debt securities of portfolio companies, swap agreements, options, forwards, futures or other derivatives), retained, reinvested, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests or held uninvested as cash, and shall implement those decisions (including the execution of investment documentation), all subject to the provisions of the Fund’s Agreement and Declaration of Trust and Bylaws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Subadviser. The Adviser shall furnish the Subadviser with copies of all amendments of, modifications or supplements to the Fund’s Prospectus, Statement of Additional Information and Governing Documents that will impact the services provided by the Subadviser under this Agreement within a reasonable time before they become effective.

(b) The Subadviser is authorized as the agent of the Fund to give instructions with respect to the Allocated Assets to the custodian of the Fund and any sub-custodian or prime broker as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls for the account of the Fund. Notwithstanding the above, the Subadviser shall have no authority, responsibility or obligation with respect to the custody of securities or other assets of the Fund (including the Allocated Assets) and, except as otherwise provided in this Agreement, shall not be responsible or liable for any act or omission of any custodian, sub-custodian or prime broker of the Fund.

(c) The Subadviser will place orders pursuant to its investment determinations in its discretion for the Fund either directly with the issuer, seller or with any investment bank, broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(d) The Subadviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Allocated Assets subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board. Notwithstanding the above, the Subadviser will not file class action claims or otherwise exercise any rights the Fund may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund.

(e) The Subadviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for Portfolio Fund interests or direct or indirect (through special purpose vehicles or other entities) equity or debt securities of portfolio companies and other assets; transfer agreements; brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Subadviser believes are appropriate or desirable in performing its duties under this Agreement.

(f) The Fund hereby authorizes any entity or person associated with the Subadviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Subadviser agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Subadviser or its affiliates is participating, or arrange for purchases and sales of securities or other assets between the Fund and another account advised by the Subadviser or its affiliates, except in each case as permitted by the 1940 Act or by any exemptive orders or SEC staff no-action letters applicable to the Fund and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Subadviser and its directors and officers.

4. To the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund or pursuant to an investment sub-subadvisory agreement approved by the Fund’s Board, the Subadviser may delegate to any other one or more companies that the Subadviser controls, is controlled by, or is under common control with, or to specified employees of any such companies (a “Sub-Subadviser”), certain of the Subadviser’s duties under this Agreement, provided that in each case the Subadviser will supervise the activities of each such entity or employees thereof, and such delegation will not relieve the Subadviser of any of its duties or obligations under this Agreement, and provided further that any such arrangements are entered into in accordance with and meet all applicable requirements of the 1940 Act. The Adviser shall pay the Sub-Subadviser’s fees out of the Subadviser’s fees as described in Schedule A.

5. The Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

6. (a) The Subadviser, at its expense, shall supply the Board, the officers of the Fund, and the Adviser with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder.

(b) The Subadviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated and as described in the last sentence of Section 4 above, the Subadviser shall not be responsible for the Fund’s or Adviser’s expenses, including, without limitation those fees and expenses as set forth in Schedule B annexed hereto.

7. No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Subadviser or any affiliated company of the Subadviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Subadviser’s or any affiliated company’s staff.

8. As compensation for the services performed by the Subadviser, including the services of any consultants retained by the Subadviser, the Adviser shall pay the Subadviser out of the management fee it receives with respect to the Fund a subadvisory fee (“Subadvisory Fee”) as set forth on Schedule A annexed hereto. The first payment of the Subadvisory Fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the Subadvisory Fee due the Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, the Subadviser shall be entitled to receive all fees accrued or incurred under this Agreement up to the date of termination and such Subadvisory Fee shall be paid as promptly as possible after such date of termination. Subject to the requirements of the 1940 Act and any applicable exemptive relief from the SEC, the Subadviser may elect to receive all or a portion of its advisory fee in common shares of the Fund (the “Shares”) in lieu of cash. Upon the Subadviser’s request, in accordance with the provisions of the Advisory Agreement, the Adviser will notify the Fund at the beginning of each fee calculation period of the Adviser’s election to receive any advisory fee for such payment period in cash, Shares or a combination of cash and Shares, as directed by the Subadviser and subject to the Adviser’s ultimate reasonable discretion.

9. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Adviser or the Fund may have against the Subadviser under federal or state securities laws. The Subadviser shall not be deemed to have breached this Agreement in connection with fluctuations arising from market movements. The Adviser shall indemnify the Subadviser, its officers, directors and employees or any of its affiliates, executors, heirs, assigns, successors or other legal representatives for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Adviser, its officers, directors and employees or any of its affiliates, executors, heirs, assigns, successors or other legal representatives, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

10. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Subadviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in a manner deemed equitable by the Subadviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Subadviser’s policies and procedures as presented to the Board from time to time. The Adviser acknowledges that Subadviser, its affiliates, its other clients, and its employees, may at any time, subject to applicable law, have, acquire, increase, decrease or dispose of positions in (i) the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund and (ii) shares of the Fund. Subject to the Subadviser’s related policies and procedures, the Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement solely because Subadviser or its affiliates invest in such a position for its or their own accounts or for the accounts of another client.

11. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12. This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule A annexed hereto, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff).

13. This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Subadviser, or by the Subadviser upon not less than 90 days’ written notice to the Fund and the Adviser, and will be terminated upon the mutual written consent of the Adviser and the Subadviser. This Agreement shall terminate automatically in the event of its assignment, as such term is defined or interpreted by the SEC or its staff under the 1940 Act.

14. The Subadviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction.

15. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

16. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Fund) and their respective successors and permitted assigns.

18. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum.

19. Subject to the proviso of the first sentence of Section 9 of this Agreement, the Subadviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Subadviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Subadviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

GLOBAL X MANAGEMENT COMPANY LLC

By:

Name:	[ ]

Title:	[ ]

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:

Name:	[ ]

Title:	[ ]

The foregoing is acknowledged:

The undersigned officer of the Fund has executed this Agreement not individually but in his/her capacity as an officer of the Fund. The Fund does not hereby undertake any obligation to the Subadviser.

GLOBAL X VENTURE FUND

By:

Name:	[ ]

Title:	[ ]
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